SEALE AND BEERS, CPAs
PCAOB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A of The Alkaline Water Company Inc. of our report dated July 13th, 2016 on our audit of the balance sheet of The Alkaline Water Company Inc. as of March 31, 2016, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2016, and the reference to us under the caption “Experts and Counsel.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
September 13, 2017

8250 W. Charleston Blvd, Suite 100 - Las Vegas, NV 89145 Phone: (888)727-8251 Fax: (888)782-2351